Exhibit 23.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

KEMET Corporation:

We have audited the accompanying consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which statements reflect total assets constituting approximately 20 percent and 28 percent, and total net sales constituting approximately 19 percent and 10 percent in 2009 and 2008, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KEMET Corporation and subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 11 to the consolidated financial statements, effective April 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, as of March 31, 2007.

As discussed in Note 10 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, as of April 1, 2007.

As discussed in Note 2b to the consolidated financial statements, the Company adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), as of April 1, 2009, and accordingly, adjusted the previously issued consolidated balance sheets as of March 31, 2009 and 2008 and related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2009.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2a to the consolidated financial statements, the Company has experienced a decline in net sales, profitability and liquidity during the year ended March 31, 2009. As further disclosed in Note 2a, the Company currently forecasts that it will meet the financial covenants required by its debt agreements with lenders at each of the measurement dates during fiscal year 2010. Given the degree of uncertainty with respect to the near-term outlook for the global economy and the possible effects on the Company’s operations, there is significant uncertainty as to whether the Company’s forecasts will be achieved. Furthermore, the Company currently anticipates that it will continue to experience severe pressure on its liquidity during fiscal year 2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2a to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), KEMET Corporation’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 30, 2009 expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. We did not audit the internal control over financial reporting of Arcotronics Group, whose consolidated financial statements reflect total assets and net sales constituting 20 percent and 19 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended March 31, 2009. Arcotronics Group’s internal control over financial reporting was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to Arcotronics Group’s internal control over financial reporting, is based solely on the report of the other auditors.

/s/ KPMG LLP
KPMG LLP

Greenville, South Carolina

June 30, 2009, except with respect to the change in accounting for convertible debt (Note 2b), as to which the date is as of November 5, 2009.